CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Post-Effective Amendment No. 11 to Registration Statement No. 33-33479 of Prudential Global Limited Maturity Fund, Inc., Limited Maturity Portfolio, of our report dated December 12, 1996, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings Financial Highlights in the Prospectus, which are a part of such Registration Statement, and Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants in the Statement of Additional Information.



Deloitte & Touche LLP
New York, New York
December 20, 1996